Mail Stop 4561

      October 18, 2005


      VIA USMAIL and FAX (727) 791-7920

Mr. Shannon E. Smith
Chief Financial Officer
American Land Lease, Inc.
29399 U.S. Hwy 19 North, Suite 320
Clearwater, Florida 33761

      Re:	American Land Lease, Inc.
      Form 10-K for the year ended 12/31/2004
      Filed on 3/15/2005
      File No. 001-09360


Dear Mr. Shannon E. Smith:

      We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,



Linda Van Doorn
      Senior Assistant Chief Accountant







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